Exhibit 99.1
Investors & Reporters May Contact:
Karen Reid
VP – Corporate FP&A and Treasurer
(770) 418-8211
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP APPOINTS NEW
DIRECTOR TO ITS BOARD

Hilliard C. Terry, III Provides Asbury Automotive Group with In-Depth Knowledge of Finance, Capital Allocation, and Corporate Development

DULUTH, GA, February 22, 2022, - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced today the appointment of Hilliard C. Terry, III to its Board of Directors, effective February 22, 2022. The Board has appointed Mr. Terry to the Company’s Compensation and Human Resources Committee and the Capital Allocation & Risk Management Committee. Mr. Terry’s appointment brings the total number of Directors to ten, nine of whom are independent.
Mr. Terry’s highly accomplished career includes extensive management experience in finance, capital allocation, and corporate development. He previously served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited, and as Vice President and Treasurer at Agilent Technologies, Inc., where he headed Investor Relations during Agilent’s spin-off from Hewlett-Packard and subsequent IPO.
“We are pleased to add someone with Hilliard’s investor-facing and finance leadership experience to the Asbury Board,” said Board Chairman, Tom Reddin. “His informed perspective on digital transformation in consumer-facing environments make him a valuable new addition to our Board, and will enhance the overall composition of the Board.”
“With Hilliard’s appointment to the Board, we believe Asbury is in a stronger position to execute on our strategic growth and omni channel initiatives,” said David Hult, CEO of Asbury Automotive Group. “His added experience in technology, finance, and banking will be an asset to us as we continue to strive to provide a best-in-class guest experience and work to bring innovations to the automotive retail industry.”
Mr. Terry said, “I look forward to joining Asbury’s Board. Asbury’s growth and performance have been phenomenal. Its innovative culture and omni-channel approach create exciting future prospects for the Company.”
Prior to joining Textainer and Agilent, Mr. Terry worked as a banker for Goldman Sachs focusing on real estate finance and financial institutions. Following his departure from Goldman Sachs, Mr. Terry served as Director of Investor relations at Kenetech Corp. and later served as

Investor Relations Director and Global Marketing Manager for VeriFone, Inc. and most recently in advisor, interim CEO and CFO roles for private equity-backed portfolio companies. Mr. Terry currently serves on the board of directors for Umpqua Holdings Corporation, a financial services company; Upstart Holdings, Inc., a leading artificial intelligence consumer lending platform; and private company boards.
Mr. Terry received his BA in Economics from the University of California, Berkley and his MBA from Golden Gate University.
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a five-year plan to increase revenue and profitability strategically through organic and acquisitive growth as well as their innovative Clicklane digital vehicle purchasing platform, with its guest-centric approach as Asbury’s constant North Star. Asbury currently operates 154 dealerships, consisting of 204 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates seven stand-alone used vehicle stores, 35 collision repair centers, an auto auction, a used vehicle wholesale business and an F&I product provider. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance.